UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

MABCURE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-141131
(Commission File Number)

20-4907813
(IRS Employer Identification No.)

De Schiervellaan 3/B1
Hasselt, Belgium 3500
(Address of principal executive offices and Zip Code)

+32 (487) 425303
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Dr. Elisha Orr and Mr. Itzik Zivan as Directors

After the close of business on November 30, 2010, the Company received, via e-mail, notices of resignation from the Board of Directors from each of Dr. Elisha Orr and Mr. Itzik Zivan, pursuant to which each of Dr. Orr and Mr. Zivan resigned from the Company’s Board of Directors effective as of November 30, 2010. Neither Dr. Orr nor Mr. Zivan served on any committees of the Board of Directors, but Dr. Orr, through an independent consulting agreement with the Company’s Belgian subsidiary, served as the Company’s Executive Vice President and Chief Scientific Officer.

The notices of resignation sent by Dr. Orr and Mr. Zivan did not state the reasons for their respective resignations from the Company’s Board of Directors. However, we believe that both resignations from the Company’s Board of Directors are related to a difference of opinion with the company’s other Directors concerning (a) the composition of the Company’s Board and management going forward, (b) the location of the Company’s laboratory facilities, (c) sources of financing for the Company’s operations, and (d) the scheduling of the Company’s 2010 annual meeting of stockholders, which has yet to be held due to the foregoing issues. The disagreements described above have interfered with the progress of the Company’s research and development, and its ability to secure financing to meet its working capital needs.

The Company has provided each of Dr. Orr and Mr. Zivan with a copy of the disclosures made by the Company under this Item 5.02, and each of Dr. Orr and Mr. Zivan has the opportunity to furnish a letter addressed to the Company as promptly as possible stating whether he agrees with the Company’s disclosures in response to this Item 5.02 and, if not, stating his disagreements. The Company may amend this filing based on any response it receives from either Dr. Orr or Mr. Zivan.

Termination of Dr. Elisha Orr as Chief Scientific Officer

Following Dr. Orr’s resignation from the Board on November 30, 2010, the Company’s subsidiary, MabCure N.V., terminated its Management Services Agreement with Dr. Orr, pursuant to which Dr. Orr served as the Company’s Chief Scientific Officer. The notice of termination was delivered to Dr. Orr on December 2, 2010, and stated as the cause of termination Dr. Orr’s material breach of the management services agreement. Effective immediately, the Board of Directors has terminated Dr. Orr from his position as Executive Vice President of the Company.

Appointment of Dr. Charles T. Tackney as Chief Scientific Officer

The Company is pleased to announce the appointment of Dr. Charles T. Tackney as its new Chief Scientific Officer in place of Dr. Orr.

Dr. Tackney, who is 61 years old, is a scientific and business leader with diverse experience in clinical medicine and new technology development, spanning the areas of molecular biology, biotechnology and diagnostics. Since 2009, he has served as the Chief Scientific Officer at NeuroMark Genomics, Inc. From 1997 through 2008, Dr. Tackney worked in various positions for the Ortho Clinical Diagnostics unit of Johnson & Johnson, including, (i) Director, Diagnostic Biomarker Evaluation Group, (ii) Scientific Director, Advanced Research & Technology Assessment World Wide, (iii) Director, Prion Research Group, (iv) Hepatitis Director, Worldwide Marketing, (v) Group Leader, Protein Engineering, and (vi) Senior Scientist, Department of New Technology R&D. From 1994 through 1997, Dr. Tackney served as a consultant for Access BioResource. From 1985 through 1994, Dr. Tackney served as the Director of the Department of Molecular Biology at ImClone Systems Inc.

Dr. Tackney earned his PhD in molecular genetics from the City University of New York and was awarded a postdoctoral research fellowship from the Damon Runyon Foundation at Columbia University College of Physicians and Surgeons.

The Company will pay Dr. Tackney an annual salary of $100,000. In addition, the Company will grant Dr. Tackney 200,000 stock options entitling Dr. Tackney to purchase 200,000 shares of the Company’s common stock at the fair market value of the stock on the date of grant, with vesting and all other terms to be in accordance with the terms of the Company’s Stock Option Plan.

There are no family relationships between Mr. Tackney and any of our Directors and/or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABCURE INC.
(Registrant)

By: /s/ Dr. Amnon Gonenne
Dr. Amnon Gonenne
President and Chief Executive Officer

Date: December 2, 2010